Exhibit 99.2

Press Release	Source: Ever-Glory International Group, Inc.

Ever-Glory to Ring Opening Bell on American Stock Exchange
Tuesday July 15, 8:00 am ET

NANJING, China, July 15 /Xinhua-PRNewswire-FirstCall/ — Ever-Glory International Group, Inc. (OTC Bulletin Board: EVGY - News; "Ever-Glory," "the Company"), a leading apparel manufacturer in the People's Republic of China, today announced that its Chairman and Chief Executive Officer, Mr. Edward Yihua Kang, has been invited to ring the opening bell at the American Stock Exchange at 9:30 a.m. EDT on Wednesday, July 16, 2008, to celebrate the listing of the company on the exchange, which is scheduled to begin on July 16. Beginning that day, the Company's new ticker symbol will be "EVK."

About Ever-Glory International Group, Inc.

Ever-Glory International Group (Amex: EVK - News) is a U.S. publicly-traded company engaged in international garment manufacturing for well-known middle- to high-grade casual, outerwear and sportswear brands. In 2008, the company partnered with local retailer La Chapelle to launch its own brand of ladies' garments in China. The company's U.S. headquarters is based in Los Angeles, California, although Ever-Glory also has several subsidiaries in China, including Goldenway Nanjing Garments Co. Ltd., Nanjing New-Tailun Garments Co, Ltd., Nanjing Catch-Luck Garments Co., Ltd. and Shanghai LA GO GO Fashion Company Limited. Ever-Glory is a supplier to well-known garment retail chains in countries including China, Japan, Europe and the U.S. In 2007, 57% of the company's total sales revenue came from customers in Europe, 16% from Japan, 21% from the United States and 6% from within China. For more information about Ever-Glory International Group, please visit: http://www.everglorygroup.com .

For more information, please contact:

Ever-Glory International Group, Inc.
Emily Guo, Chief Financial Officer
Tel: +86-25-5209-6222
Email: emily@ever-glory.com

CCG Investor Relations
Crocker Coulson, President
Tel: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com

Source: Ever-Glory International Group, Inc.